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                                                                    EXHIBIT 99.2

                          ADVANCED GLASSFIBER YARNS LLC
                            ANNOUNCES NEW MANAGEMENT

AIKEN, SC/BUSINESS WIRE/October 10, 2002 -- Advanced Glassfiber Yarns LLC (the "Company") announced today that in connection with the long planned retirement of its President, Robert Pistole, the Company has engaged Marc L. Pfefferle and Gary Bernhardy (both of the Carl Marks Consulting Group LLC) as Chief Restructuring Officer and Chief Operating Officer, respectively. Mr. Pistole, who has been the Company's President since 2000, will remain with the Company on a full-time basis through the end of October to aid in effectuating a smooth and seamless transition. Thereafter, he will remain in an advisory role through the end of December 2002. The Company also announced that Philippe Porcher has stepped down as its Chief Executive Officer but will continue in his role as Chairman of the Board of Directors.

Separately, the Company announced that it is continuing in its ongoing negotiations with its senior secured lenders and certain holders of its senior subordinated notes. The Company noted that while proposals have been exchanged with representatives of the foregoing creditor constituencies, no definitive agreements have yet been reached and there can be no assurance that the Company will be successful in achieving a consensual restructuring of such senior secured or subordinated indebtedness.

Advanced Glassfiber Yarns, headquartered in Aiken, SC, is one of the largest global suppliers of glass yarns, which are a critical material used in a variety of electronic, industrial, construction and specialty applications.

All statements in this press release other than historical facts are forward-looking statements which involve risks and uncertainties and which are subject to change at any time. Such statements are based on management's expectation at the time they are made. In addition to the assumptions and other factors referred to in connection with these statements, factors set forth in the Company's latest 10-K or 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated.